EXHIBIT 99.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CVB FINANCIAL CORP. ,

CITIZENS BUSINESS BANK

AND

GRANITE STATE BANK

October 21, 2004

14.14    Attorneys Fees

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 21st day of October, 2004, by and among CVB FINANCIAL CORP., a California corporation (“CVB”) and CITIZENS BUSINESS BANK, a California banking corporation (“CBB”), on the one hand, and GRANITE STATE BANK, a California banking corporation (“Granite”).

        WHEREAS, the Boards of Directors of CVB and CBB deem advisable and in the best interests of their respective shareholders to consummate the merger of Granite with and into CBB (the “Merger”) upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”) (CBB, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Bank”);

        WHEREAS, the Boards of Directors of CVB and CBB have approved the Merger pursuant to this Agreement and the Agreement of Merger by and between CBB and Granite (the “Agreement of Merger”), in substantially the form of Exhibit A attached hereto, pursuant to which Granite will merge with and into CBB and each outstanding share of Granite common stock, no par value (“Granite Stock”), excluding any Granite Perfected Dissenting Shares (as defined below), will be converted into the right to receive cash and a specified amount of CVB common stock, no par value (“CVB Stock”), upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

        Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

        “Affiliate” of, or a person “Affiliated” with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

        “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

        “Agreement of Merger” has the meaning set forth in the second recital of this Agreement.

        “BHC Act” means the Bank Holding Company Act of 1956, as amended.

        “Business Day” means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

        “Cash Election” has the meaning set forth in Section 2.3.1.

        “CBB” means Citizens Business Bank, a wholly owned subsidiary of CVB.

        “CFC” means the California Financial Code.

        “CGCL” has the meaning set forth in the second recital of this Agreement.

        “COC” means the California Department of Corporations.

        “CVB” means CVB Financial Corp., a California corporation.

        “Certificate” has the meaning set forth in Section 2.6.2.

        “Classified Credits” has the meaning set forth in Section 6.8.

        “Closing” means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 90064, or at such other place upon which the parties may agree.

        “Closing Date” means the date which is the first Friday, or such other day mutually agreed to by the parties hereto, which is (A) at least five (5) Business Days following the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Granite, (ii) the receipt of all permits, authorizations, approvals and consents specified in Sections 9.3 and 9.4 hereof and (B) after the expiration of all applicable notice and waiting periods under the law; provided, however, the Closing Date shall not occur earlier than January 31, 2005.

        “Code” shall have the meaning set forth in the third recital of this Agreement.

        “Combination Cash Election” has the meaning set forth in Section 2.3.1.

        “Combination Stock Election” has the meaning set forth in Section 2.3.1.

        “Commissioner” means the Commissioner of the Department of Financial Institutions of the State of California.

        “Competing Transaction” has the meaning set forth in Section 6.1.14.

        “Corporations Commissioner” means the Commissioner of the COC.

        “Covered Person” has the meaning set forth in Section 4.31.

        “CBB Conflicts and Consents List” has the meaning set forth in Section 5.5.

        “CVB 401(k) Plan” means the CVB Financial Corp. 401(k) Profit Sharing Plan.

        “CVB Filings” has the meaning set forth in Section 5.4.

        “CVB Stock” has the meaning set forth in the second recital of this Agreement.

        “McGladrey & Pullen” means McGladrey & Pullen, LLP, CVB’s independent accountants.

        “DFI” means the Department of Financial Institutions of the State of California.

        “Effective Time of the Merger” means the date and time the Agreement of Merger, bearing the certification of the California Secretary of State, is filed with the Commissioner pursuant to Section 4887 of the CFC.

        “Election Deadline” has the meaning set forth in Section 2.3.2.

        “Election Form” has the meaning set forth in Section 2.3.1.

        “Election Form Record Date” has the meaning set forth in Section 2.3.1.

        “Encumbrance” shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

        “Environmental Regulations” has the meaning set forth in Section 4.12.2.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” has the meaning set forth in Section 4.20.1.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Exchange Agent” means U.S. Stock Transfer Corp. or such other agent(s) designated by CVB.

        “Exchange Fund” has the meaning set forth in Section 2.6.1.

        “Exchange Ratio” has the meaning set forth in Section 2.2.1.

        “Expenses” has the meaning set forth in Section 14.1.5.

        “FDIC” means the Federal Deposit Insurance Corporation.

        “Financial Statements of CVB” means the (i) audited consolidated financial statements of CVB consisting of the consolidated balance sheets as of December 31, 2003, 2002, and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and (ii) unaudited consolidated balance sheet as of June 30, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period then ended, and the related notes thereto.

        “Financial Statements of Granite” means the (i) audited financial statements of Granite consisting of the statements of condition as of December 31, 2003, 2002, and 2001, and the related statements of operations, shareholder’s equity and cash flow for the years then ended and the related notes thereto and related opinions thereon for the years then ended, and (ii) unaudited balance sheet as of June 30, 2004, and the related statements of operations, shareholder’s equity and cash flows for the period then ended, and the related notes thereto.

        “FRB” means the Board of Governors of the Federal Reserve System.

        “Governmental Entity” shall mean any court or tribunal with jurisdiction over the relevant party or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

        “Granite 401(k) Plan” means the Granite State Bank 401(k) Plan.

        “Granite Conflicts and Consents List” has the meaning set forth in Section 4.6.

        “Granite Contract List” has the meaning set forth in Section 4.16.

        “Granite Derivatives List” has the meaning set forth in Section 4.33.

        “Granite Dissenting Shares” means any shares of Granite Stock held by “dissenting shareholders” within the meaning of Chapter 13 of the CGCL.

        “Granite Employee Plan List” has the meaning set forth in Section 4.20.

        “Granite Environmental Compliance List” has the meaning set forth in Section 4.12.2.

        “Granite Filings” has the meaning set forth in Section 4.5.

        “Granite Filings List” has the meaning set forth in Section 4.5.

        “Granite Indemnification List” has the meaning set forth in Section 4.31.

        “Granite Insurance List” has the meaning set forth in Section 4.7.

        “Granite Intellectual Property List” has the set forth in Section 4.36.

        “Granite Investment Securities List” has the meaning set forth in Section 4.27.

        “Granite List” means any list required to be furnished by Granite to CVB herewith.

        “Granite Litigation List” has the meaning set forth in Section 4.10.

        “Granite Loan List” has the meaning set forth in Section 4.26.

        “Granite Offices List” has the meaning set forth in Section 4.24.

        “Granite Operating Losses List” has the meaning set forth in Section 4.25.

        “Granite Perfected Dissenting Shares” means Granite Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Granite Dissenting Shares.

        “Granite Personal Property List” has the meaning set forth in Section 4.8.

        “Granite Real Property List” has the meaning set forth in Section 4.9.

        “Granite Shareholders’ Meeting” means the meeting of Granite’s shareholders referred to in Section 6.7.

        “Granite Stock” has the meaning set forth in the second recital of this Agreement.

        “Granite Stock Option” means any option issued pursuant to the Granite Stock Option Plans.

        “Granite Stock Option List” has the meaning set forth in Section 4.2.

        “Granite Stock Option Plans” means the Granite State Bank 1994 Stock Option Plan and the Granite State Bank 2004 Stock Option Plan.

        “Granite Supplied Information” has the meaning set forth in Section 4.35.

        “Granite Tax List” has the meaning set forth in Section 4.11.

        “Granite Undisclosed Liabilities List” has the meaning set forth in Section 4.19.

        “Hazardous Materials” has the meaning set forth in Section 4.12.2.

        “Hearing” has the meaning set forth in Section 8.3.

        “Hearing Notice” has the meaning set forth in Section 8.3.

        “Immediate Family” means a person’s spouse, parents, in-laws, children and siblings.

        “Investment Security” means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

        “IRS” means the Internal Revenue Service.

        “Mailing Date” has the meaning set forth in Section 2.3.1.

        “Merger” has the meaning set forth in the first recital of this Agreement.

        “Operating Loss” has the meaning set forth in Section 4.25.

        “Option Payment” has the meaning set forth in Section 2.7.

      “Per Share Cash Consideration” means $19.00.

        “Per Share Stock Consideration” means the number of shares of CVB Stock obtained by dividing (a) $19.00 by (b) the Weighted Average Closing Price.

        “Permit Application” has the meaning set forth in Section 8.3.

        “Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

        “Plans” has the meaning set forth in Section 4.20.

        “Pricing Date” means the fifth trading day before the Closing Date.

        “Proxy Statement” means the Proxy Statement used to solicit proxies for the Granite Shareholders’ Meeting to approve the Merger.

        “Registration Statement on Form S-4” has the meaning set forth in Section 8.4.

        “Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

        “Scheduled Contracts” has the meaning set forth in Section 4.16.

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Stock Amount” shall mean the number of shares of CVB Stock with an aggregate market value, based on the Weighted Average Closing Price, equal to the sum of (i) $12,408,815 and (ii) the quotient obtained by dividing (a) the product of $19.00 and the number of shares of Granite Stock issued between the date hereof and the Pricing Date by (b) two.

        “Stock Election” has the meaning set forth in Section 2.3.1.

        “Stock Proration Factor” has the meaning set forth in Section 2.3.3.

        “Surviving Bank” has the meaning set forth in the first recital of this Agreement.

        “Tanks” has the meaning set forth in Section 4.12.2.

        “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

        “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

        “Undesignated Shares” has the meaning set forth in Section 2.3.1.

        “VTD” means Vavrinek, Trine, Day & Co., LLP, Granite’s independent accountants.

        “Weighted Average Closing Price” means the average of the last reported sales prices of CVB Stock as reported on the Nasdaq National Market during the period of twenty (20) trading days ending on and including the Pricing Date.

ARTICLE 2.

TERMS OF MERGER

2.1 Effect of Merger and Surviving Bank. At the Effective Time of the Merger, Granite will be merged with and into CBB pursuant to the terms, conditions and provisions of the Agreement of Merger and in accordance with the applicable provisions of the CFC and CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Granite and CBB shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the interests of every kind of Granite and CBB, including all debts due to either of them on whatever account, shall be the property of the Surviving Bank as they were of Granite and CBB and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Granite or CBB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Granite and CBB shall be preserved unimpaired and all debts, liabilities and duties of Granite and CBB shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

2.2 Stock of Granite. Subject to Sections 2.3 and 2.5, each share of Granite Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Granite or the holders of such shares, be treated on the basis set forth herein.

2.2.1 Conversion of Granite Stock. At the Effective Time of the Merger, pursuant to the Agreement of Merger, each outstanding share of Granite Stock excluding any Granite Perfected Dissenting Shares or shares of Granite Stock held by CVB or CBB (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall, without any further action on the part of Granite or the holders of any such shares, be automatically cancelled and cease to be an issued and outstanding share of Granite Stock and be converted, at the election of the holder, into:

(a)     a number of shares of CVB Stock equal to the Per Share Stock Consideration (such quotient, the “Exchange Ratio”); or

(b)     cash in the amount of the Per Share Cash Consideration.

2.2.2 Transfer Books. At the Effective Time of the Merger, the stock transfer books of Granite shall be closed as to holders of Granite Stock immediately prior to the Effective Time of the Merger and no transfer of Granite Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates are properly presented in accordance with Section 2.6 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CVB Stock, if any, and/or a check representing the amount of cash, if any, into which the Granite Stock represented thereby was converted in the Merger, plus any payment for a fractional share of CVB Stock.

2.3 Election and Proration Procedures.

2.3.1 Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as CVB and Granite shall mutually agree (“Election Form”)) shall be mailed concurrently with or within five (5) Business Days of, the mailing of the Proxy Statement by Granite, or on such other date as Granite and CVB shall mutually agree (“Mailing Date”) to each holder of record of Granite Stock as of a date which is at least five (5) Business Days prior to the Mailing Date or on such other date as CVB and Granite shall mutually agree (“Election Form Record Date”). CVB shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Granite Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and Granite shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) either (i) to receive CVB Stock (a “Stock Election”) with respect to all of such holder’s Granite Stock, or (ii) to receive cash (a “Cash Election”) with respect to all of such holder’s Granite Stock, or (iii) to receive CVB Stock with respect to a specified number of shares of Granite Stock (a “Combination Stock Election”) and to receive cash with respect to a specified number of shares of Granite Stock (a “Combination Cash Election”). Any Granite Stock (other than Granite Perfected Dissenting Shares) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

2.3.2 Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date or such other time and date as CVB and Granite may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Granite Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Granite Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Granite Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CVB shall cause the certificates representing such shares of Granite Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CVB and Granite required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CVB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

2.3.3 Payment and Proration. As promptly as practicable but not later than five (5) Business Days after the Effective Time of the Merger, CVB shall cause the Exchange Agent to effect the allocation among the holders of Granite Stock of rights to receive CVB Stock or cash in the Merger in accordance with the Election Forms as follows:

(a)     if the aggregate number of shares of Granite Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CVB Stock pursuant to the Merger that would have an aggregate value which exceeds, and is not approximately equal to, the Stock Amount based on the Exchange Ratio (assuming all other shares of Granite Stock receive the Per Share Cash Consideration), then:

(i)     Each holder of Granite Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;

(ii)     All Undesignated Shares shall be deemed to have made Cash Elections; and

(iii)     A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the maximum number of shares of Granite Stock which can make a Stock Election and Combination Stock Election to equal the Stock Amount based on the Exchange Ratio by (2) the number of shares of Granite Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Granite Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1)     the number of shares of CVB Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Granite Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(2)     cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Granite Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(b)     if the aggregate number of shares of Granite Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CVB Stock pursuant to the Merger that would have an aggregate value which is less than, and not approximately equal to, the Stock Amount based on the Exchange Ratio (assuming all other shares of Granite Stock other than shares of Granite Stock held by CVB or CBB receive the Per Share Cash Consideration), then:

(i)     Each holder of Granite Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CVB Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Granite Stock covered by such Stock Election or Combination Stock Election;

(ii)     The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Merger or gave notice in writing that the holder dissents as required by Chapter 13 of the CGCL prior to the meeting of shareholders to be held pursuant to Section 6.7) to receive CVB Stock as shall be necessary so that the shares of CVB Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together would result in the issuance of CVB Stock with a value which is less than, and not approximately equal to, the Stock Amount, then:

(iii)     A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the maximum number of shares of Granite Stock which can make a Stock Election and Combination Stock Election to equal the Stock Amount based on the Exchange Ratio by (2) the number of shares of Granite Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Granite Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1)     cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Granite Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor, and

(2)     the number of shares of CVB Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Granite Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor.

2.3.4 Calculations. Any calculation of a portion of a share of CVB Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.3, the shares of Granite Stock for which CVB Stock is to be issued as consideration in the Merger shall be deemed to be “approximately equal” to the Stock Amount if such number is within 5,000 shares of CVB Stock of such amount.

2.3.5 Granite Perfected Dissenting Shares. Granite Perfected Dissenting Shares shall not be converted into the Per Share Stock Consideration or the Per Share Cash Consideration, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of Granite Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

2.3.6 Shares Held by CVB or CBB. Shares of Granite Stock held by CVB or CBB, if any (other than those held in a fiduciary capacity or as a result of debts previously contracted), shall be canceled and no consideration shall be issued in exchange therefor.

2.3.7 Adjustments to Exchange Ratio. The Exchange Ratio shall be subject to proportionate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time of the Merger, the outstanding shares of CVB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in CVB’s capitalization.

2.4 Effect on CBB Stock. On the Effective Time of the Merger, each outstanding share of CBB Stock shall remain an outstanding share of CBB Stock and shall not be converted or otherwise affected by the Merger.

2.5 Fractional Shares. No fractional shares of CVB Stock shall be issued in the Merger. In lieu thereof, each holder of Granite Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the Weighted Average Closing Price times (b) the fraction of the share of CVB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

2.6 Exchange Procedures.

2.6.1 As of the Effective Time of the Merger, CVB shall have deposited with the Exchange Agent for the benefit of the holders of shares of Granite Stock, for exchange in accordance with this Section 2.6 through the Exchange Agent, certificates representing the shares of CVB Stock issuable pursuant to Section 2.2 in exchange for shares of Granite Stock outstanding immediately prior to the Effective Time of the Merger, and CBB shall have deposited funds in an amount not less than the amount of cash payable pursuant to Section 2.2 and payable as cash in lieu of fractional shares of CVB Stock which would otherwise be issuable in connection with Section 2.2 hereof but for the operation of Section 2.5 of this Agreement (collectively, the “Exchange Fund”).

2.6.2 After completion of the allocation procedures set forth in Section 2.3, each holder of a certificate (“Certificate”) formerly representing Granite Stock (other than Perfected Dissenting Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate) together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing CVB Stock and/or cash into which the shares of Granite Stock shall have been converted pursuant hereto, as well as cash in lieu any fractional shares of CVB Stock to which such holder would otherwise be entitled. In the event a certificate is surrendered representing Granite Stock, the transfer of ownership of which is not registered in the transfer records of Granite, a certificate representing the proper number of shares of CVB Stock and cash may be issued to a transferee if the Certificate representing such Granite Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of CVB Stock and cash as contemplated by this Section 2.6. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Granite should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof such bond in form and substance and with surety reasonably satisfactory to CBB and shall be entitled to receive the certificate representing the proper number of shares of CVB Stock and cash in accordance with Sections 2.2 and 2.5 hereof.

2.6.3 No dividends or other distributions declared or made with respect to CVB Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVB Stock represented thereby and no cash shall be paid to any such holder pursuant to Section 2.2 or Section 2.5 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CVB Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash to which such holder is entitled pursuant to Section 2.2 and Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of CVB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CVB Stock.

2.6.4 All cash payments and shares of CVB Stock issued upon the surrender for exchange of Granite Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Granite Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of Granite Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to CVB for any reason, they shall be canceled and exchanged as provided in this Agreement.

2.6.5 Any portion of the Exchange Fund which remains undistributed to the shareholders of Granite following the passage of six months after the Effective Time of the Merger shall be delivered to CBB, upon demand, and any shareholders of Granite who have not theretofore complied with this Section 2.6 shall thereafter look only to CBB for payment of their claim for CVB Stock and cash, and any cash in lieu of fractional shares of CVB Stock and any dividends or distributions with respect to CVB Stock.

2.6.6 Neither CVB nor Granite shall be liable to any holder of shares of Granite Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CVB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of CVB Stock for the account of the Persons entitled thereto.

2.6.8 Certificates surrendered for exchange by any Person constituting an “Affiliate” of Granite for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of CVB Stock until CVB has received a written agreement from such person as provided in Section 6.10.

2.7 Stock Options. Subject to the terms of the Granite Stock Option Plans, each person who holds one or more options to purchase Granite Stock shall be permitted to exercise any options granted under the Granite Stock Option Plans, prior to the Effective Time of the Merger, in accordance with the terms of the Granite Stock Option Plans. Granite will facilitate the exercise of those options by allowing those options to be exercised by the optionees and by paying withholding and employment taxes as required or permitted by applicable law and may, in accordance with past practice, pay bonuses to optionees to cover resulting taxes. Any options not exercised prior to the Effective Time of the Merger and the Granite Stock Option Plans shall terminate upon the Effective Time of the Merger in accordance with the terms of the Granite Stock Option Plans, and the optionees shall receive from Granite in cash, in consideration thereof, the difference between the Per Share Cash Consideration and the exercise price of the Granite Stock Option (each an “Option Payment” and in the aggregate, the “Option Payments”).

2.8 Directors of Surviving Bank. Immediately after the Effective Time of the Bank Merger, the Board of Directors of the Surviving Bank shall be comprised of the persons serving as directors of CBB immediately prior to the Effective Time of the Bank Merger. Such persons shall serve until the earlier of the expiration of their term or removal or until their successors are duly elected and qualified.

2.9 Executive Officers of Surviving Bank. Immediately after the Effective Time of the Bank Merger, the executive officers of the Surviving Bank shall be comprised of the persons serving as executive officers of CBB immediately prior to the Effective Time of the Bank Merger. Such persons shall serve until the earlier of their resignation or termination.

2.10 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of Granite or CBB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger or (b) otherwise carry out the purposes of this Agreement, each of CBB, Granite and the Surviving Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of each of Surviving Bank, CBB and Granite, or otherwise to take any and all such action.

ARTICLE 3.

THE CLOSING

3.1 Closing Date. The Closing shall take place on the Closing Date.

3.2 Execution of Agreements and Filing. As soon as practicable after execution of this Agreement, the Agreement of Merger, together with all other agreements necessary to consummate the transactions described herein, shall be executed by the parties thereto. On or prior to the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed first, with the Commissioner for approval pursuant to Section 4887(a) of the CFC, and second, with the California Secretary of State pursuant to Section 1103 of the CGCL. After the Agreement of Merger has been filed with the California Secretary of State, and on the Closing Date, CBB shall file with the Commissioner a copy of the Agreement of Merger certified by the California Secretary of State pursuant to Section 4887(b) of the CFC. At the time specified by the Commissioner on the Closing Date, the Merger shall then become effective for all purposes.

3.3 Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF GRANITE

        Granite represents and warrants to CVB and CBB as follows:

4.1 Incorporation, Standing and Power. Granite is a state bank duly organized, validly existing and in good standing under the laws of the State of the California and is authorized by the DFI to conduct a general banking business. Granite’s deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Granite has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Granite nor the location of any of its properties requires that Granite be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Granite. Granite has delivered to CBB true and correct copies of its Articles of Incorporation, and Bylaws, in effect as of the date hereof.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Granite consists of five million (5,000,000) shares of common stock, no par value, of which 1,306,191 are issued and outstanding. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid, nonassessable, free and clear of all Encumbrances and have been issued in full compliance with all applicable laws of the DFI. Except for 118,135 options issued pursuant to the Granite Stock Option Plans as set forth on the Granite Stock Option List, as defined below, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Granite is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock. Granite has set forth on a list (the “Granite Stock Option List”) the name of each holder of a Granite Option, the number of shares covered by such option, the name of the stock option plan pursuant to which the Granite Option was issued, the vesting schedule of such option, the exercise price per share and the expiration date of each such option.

4.3 Subsidiaries. Granite does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any Person.

4.4 Financial Statements. Granite has previously furnished to CBB a copy of the Financial Statements of Granite and a copy of each management letter or other letters delivered to Granite by VTD in connection with the Financial Statements of Granite as relating to the internal controls of Granite since January 1, 2001. The Financial Statements of Granite: (a) present fairly the financial condition of Granite as of the respective dates indicated and its results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles accepted in the United States of America and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses; and (d) are based upon the books and records of Granite.

4.5 Reports and Filings. Except as set forth in a list (the “Granite Filings List”), since January 1, 2001, Granite, has filed all reports, returns, registrations and statements (such reports and filings referred to as “Granite Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the DFI, (c) the FRB, and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Granite. No administrative actions have been taken or orders issued in connection with such Granite Filings. As of their respective dates, each of such Granite Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Granite Filings fairly presented the financial position of Granite and was prepared in accordance with generally accepted accounting principles accepted in the United States of America or banking regulations consistently applied, except as stated therein, during the periods involved, and except (other than for those financial statements filed with the DFI) where any misstatement or omission would not make the statements therein, in light of the circumstances under which they were made, misleading. Granite has furnished CBB with true and correct copies of all Granite Filings filed by Granite since January 1, 2001.

4.6 Authority of Granite. The execution and delivery by Granite of this Agreement and the Agreement of Merger, subject to the requisite approval of the shareholders of Granite of this Agreement and the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Granite. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of Granite enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by Granite to CBB (the “Granite Conflicts and Consents List”), neither the execution and delivery by Granite of this Agreement and the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by Granite with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Granite’s Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Granite is a party, or by which Granite or any of its properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Granite; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Granite or any of its properties or assets. Except as set forth in the Granite Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Granite and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Granite of this Agreement and the Agreement of Merger, or the consummation by Granite of the Merger, or the transactions contemplated hereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of Granite; (ii) such approvals as may be required by the FRB, the FDIC and the DFI; (iii) the approval of the fairness of the terms of the Merger by the Corporations Commissioner (or the effectiveness of the Registration Statement on Form S-4, as the case may be); and (iv) the filing of the Agreement of Merger with the California Secretary of State and the DFI.

4.7 Insurance. Granite has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by Granite to CBB (the “Granite Insurance List”), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the Granite Insurance List, Granite is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Granite has filed all claims with or given notice of claims to its insurers with respect to all material matters and occurrences for which it believes it has coverage. Set forth in the Granite Insurance List is a list of all policies of insurance carried and owned by Granite, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to CBB a copy of each such policy of insurance.

4.8 Personal Property. Granite has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by Granite, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Granite; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Granite; or (e) as set forth in a list furnished by Granite to CBB (the “Granite Personal Property List”).

4.9 Real Estate. Granite has furnished CBB a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by Granite, (the “Granite Real Property List”). Granite has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in the real property described in the Granite Real Property List. Granite has good and marketable title to its real property, and valid leasehold interests in the leaseholds, described in the Granite Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the Granite Real Property List. Granite has furnished CBB with true and correct copies of all leases included in the Granite Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the Granite Real Property List.

4.10 Litigation. Granite has set forth a list with a description of each legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the best knowledge of Granite, that has been threatened, or which Granite has reason to believe may be threatened, against or affecting Granite or it assets or business (the “Granite Litigation List”). The Granite Litigation List includes with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing Granite and such other information as may be reasonably requested by CBB. Except as set forth on the Granite Litigation List, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or, to the knowledge of Granite, affecting Granite or its assets or business that (A) has had or may have a material adverse effect on the business, financial condition, results of operations or prospects of Granite (B) requires any payment by, or excuses an obligation of a third party to make any payment to Granite, of an amount exceeding $20,000; (C) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, Granite or (D) requests any form of injunctive relief; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of Granite that has been threatened, or which Granite has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Granite, in connection with which any such Person has or may have rights to be indemnified by Granite.

4.11 Taxes.

    (a)        Except as set forth in a list furnished by Granite to CBB (the “Granite Tax List”), (A) all material Tax Returns required to be filed by or on behalf of Granite or the Affiliated Group(s) of which any of them is or was a member have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes due and payable by or on behalf of Granite, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles accepted in the United States of America and/or applicable regulatory accounting principles or banking regulations consistently applied on the Granite balance sheet, and adequate reserves or accruals for Taxes have been provided in the Granite balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Granite or any Affiliated Group(s) of which it is or was a member.

    (b)        Granite has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

    (c)        CBB has received complete copies of (i) all material income or franchise Tax Returns of Granite relating to the taxable periods since January 1, 2001 and (ii) any audit report issued within the last three (3) years relating to any material Taxes due from or with respect to Granite with respect to their respective income, assets or operations.

    (d)        Except as set forth in the Granite Tax List, no claim has been made by a taxing authority in a jurisdiction where Granite does not file an income or franchise Tax Return such that Granite is or may be subject to taxation by that jurisdiction.

    (e)        Except as set forth in the Granite Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Granite has been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Granite received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Granite for any subsequent taxable period that could be material.

    (f)        Except as set forth in the Granite Tax List, Granite has not (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Granite, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Granite, or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Granite, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Granite.

    (g)        Except as set forth in the Granite Tax List, no property owned by Granite is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

    (h)        Granite is not a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

    (i)        Except as set forth in the Granite Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Granite or any of its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

    (j)        There are no liens as a result of any unpaid Taxes upon any of the assets of Granite.

    (k)        Except as set forth in the Granite Tax List, Granite has not made any elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

    (l)        Except as set forth in the Granite Tax list, none of the members of Granite’s Affiliated Group has any net operating loss carryovers.

    (m)        Granite agrees to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel’s opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code as contemplated in Section 9.7 hereof.

4.12 Compliance with Laws and Regulations.

4.12.1 Granite is not in default under or in breach or violation of (i) any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such defaults, breaches or violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Granite.

4.12.2 Except as set forth on a list furnished by Granite to CBB (the “Granite Environmental Compliance List”), to the knowledge of Granite (i) Granite is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Granite Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Granite Property in concentrations above de minimis levels that would require remedial action; (iv) Granite has no loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from, in concentrations above de minimis levels that would require remedial action, Granite Property; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no written claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Granite or concerning property securing Granite loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Granite Property or property securing Granite loans, relating to the foregoing representations (i) — (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Granite on a consolidated basis. For purposes of this Section 4.12.2, the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, and ordinances of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Granite Property” shall mean real estate currently owned, or leased, or in which Granite has an investment or security interest (by mortgage, deed of trust, sale or lease-back), including, without limitation, properties under foreclosure and properties held by Granite in its capacity as a trustee. “Tank” shall mean treatment or storage tanks, whether above ground or below ground, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or including without limitation, gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

4.12.3 Granite has provided to CBB phase I environmental assessments with respect to each interest in real property set forth on the Granite Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of Granite or Granite. The Granite Real Property list shall disclose each such property as to which such an assessment has not been prepared on behalf of Granite.

4.13 Performance of Obligations. Granite has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Granite. Except for loans and leases made by Granite in the ordinary course of business, to Granite’s knowledge, no party is in breach of a material agreement with Granite which breach has had or reasonably should be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Granite.

4.14 Employees. There are no controversies pending or threatened between either Granite and any of its employees that are likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Granite. Granite is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

4.15 Brokers and Finders. Except for the obligation to Hoefer & Arnett, Inc. pursuant to a letter dated June 17, 2004, a copy of which has been furnished to CBB, Granite is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

4.16 Material Contracts. Except as set forth in a list furnished by Granite to CBB (the “Granite Contract List”) hereto (all items listed or required to be listed in such Granite Contract List being referred to herein as “Scheduled Contracts”), Granite is not a party or otherwise subject to:

4.16.1 any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Granite and is not terminable by Granite within one year without penalty or (ii) requires payment by Granite of $20,000 or more per annum;

4.16.2 any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Granite of $20,000 or more per annum;

4.16.3 any contract or agreement that restricts Granite (or would restrict any Affiliate of Granite or the Surviving Bank) (including CBB and its Affiliates) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

4.16.4 any lease of real or personal property providing for annual lease payments by or to Granite in excess of $20,000 per annum other than (A) financing leases entered into in the ordinary course of business in which Granite is lessor and (B) leases of real property presently used by Granite as banking offices;

4.16.5 any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Granite (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $20,000 or more;

4.16.6 other than as described in the Granite Filings or as set forth in the Granite Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Granite;

4.16.7 any agreement to acquire equipment or any commitment to make capital expenditures of $20,000 or more;

4.16.8 other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Granite has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

4.16.9 any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of Granite);

4.16.10 any restrictive covenant contained in any deed to or lease of real property owned or leased by Granite (as lessee) that materially restricts the use, transferability or value of such property;

4.16.11 any guarantee or indemnification which involves the sum of $20,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

4.16.12 any supply, maintenance or landscape contracts not terminable by Granite without penalty on 30 days’ or less notice and which provides for payments in excess of $20,000 per annum;

4.16.13 other than as disclosed with reference to Section 4.16.11 of this Section 4.16, any material agreement which would be terminable other than by Granite as a result of the consummation of the transactions contemplated by this Agreement;

4.16.14 any contract of participation with any other bank in any loan in excess of $20,000 or any sales of assets of Granite with recourse of any kind to Granite except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

4.16.15 any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

4.16.16 any contract relating to the provision of data processing services to Granite; or

4.16.17 any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $20,000 or more to or by Granite other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to CBB.

4.17 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, since June 30, 2004, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

4.17.1 Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of Granite or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Granite; 4.17.2 Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Granite on a consolidated basis or that may involve a loss of more than $20,000 in excess of applicable insurance coverage;

4.17.3 Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Granite;

4.17.4 Any disposition by Granite of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Granite; or

4.17.5 Any direct or indirect redemption, purchase or other acquisition by Granite of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of Granite) or other distribution on or in respect of Granite Stock whether consisting of money, other personal property, real property or other things of value.

4.18 Licenses and Permits. Granite has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Granite on a consolidated basis. The properties, assets, operations and businesses of Granite is and has been maintained and conducted in compliance with all applicable licenses and permits.

4.19 Undisclosed Liabilities. Granite does not have any liabilities or obligations, either accrued or contingent, that are material to Granite and that have not been: (a) reflected or disclosed in the Financial Statements of Granite; (b) incurred subsequent to June 30, 2004 in the ordinary course of business consistent with past practices; or (c) disclosed in a list furnished by Granite to CBB (the “Granite Undisclosed Liabilities List”) or on any other Granite List. Except as set forth on the Granite Undisclosed Liabilities List, Granite does not know of any basis for the assertion against it or Granite of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of Granite that is not fairly reflected in the Financial Statements of Granite or otherwise disclosed in this Agreement.

4.20 Employee Benefit Plans.

4.20.1 For purposes of this Agreement, the term “Plans” shall mean (i) all “Employee Benefit Plans” (as such term is defined in Section 3(3) of ERISA) of which Granite or any member of the same controlled group of corporations, trades or businesses as Granite within the meaning of Section 4001(a)(14) of ERISA, (for purposes of this Section, an “ERISA Affiliate”) is a sponsor or participating employer or as to which Granite or any of their ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, arrangement, policy or practice of Granite or of any of their ERISA Affiliates (whether written or oral) providing for life, health, sickness, accident, medical, surgical, hospital, dental, vision or long-term care benefits (whether through dependent care, educational benefits, adoption benefits (whether through insurance coverage or self-insured arrangements), dependent care, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits to employees, directors or other service providers.

4.20.2 Except as is disclosed in a list furnished by Granite to CBB (the “Granite Employee Plan List”), (i) neither Granite nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to, any Plan or Plans, (ii) none of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA and neither Granite nor any of its ERISA Affiliates has ever maintained or sponsored, or has ever made or been required to make contributions to, any such “multiemployer plan,” (iii) none of the Plans is a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA, and neither Granite nor any of its ERISA Affiliates has ever maintained or sponsored, or has ever made or been required to make contributions to, any such “defined benefit pension plan,” (iv) none of the Plans provides healthcare or any other welfare benefits to any former employees (or any dependents of any former employees), except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (v) each of the Plans is, and at all times since its inception has been, in compliance with all provisions of ERISA, the Code, COBRA, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all other applicable laws. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans as to which Granite or any of its ERISA Affiliates will be required to make any contributions or to make any other payments, whether on behalf of any of the current employees of Granite or any of its ERISA Affiliates or on behalf of any other person, after the Closing. At the Closing, there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any of the Plans, or the termination of the participation in any of the Plans by Granite or any of its ERISA Affiliates. Neither Granite nor any ERISA Affiliates has any formal plan or commitment, whether legally binding or not, to create any additional Plan, or to modify or change any existing Plan that would affect any employee or terminated employee of Granite or any of its ERISA Affiliates, except as disclosed in the Granite Employee Plan List. Granite has delivered to CBB true and complete copies of: (i) each of the Plans and any funding and service agreements related thereto (including trust and custodial agreements, insurance contracts, investment managing agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description, summary of material modifications and all other material employee communications pertaining to each of the Plans, (iii) all enrollment, beneficiary designation, loan, distribution, contribution and benefit election and other material forms used in connection with any of the Plans, (iv) the three most recent annual reports for each of the Plans (for the Granite 401(k) Plan, the five most recent annual reports) (including all relevant schedules), (v) the most recently filed PBGC Form 1 (if applicable), and (vi) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, compliance statements or opinions pending with the Internal Revenue Service or any other governmental agency.

4.20.3 The present value of all accrued benefits and liabilities under each of the Plans that is subject to Title IV of ERISA shall not exceed the then fair market value and shall not exceed the then actuarial present value of the assets of each such Plan allocated to such accrued benefits and liabilities, based upon the applicable provisions of the Code and ERISA. With respect to each Plan that is subject to Title IV of ERISA (i) no amount is due or owing from Granite or any of its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any “multiemployer plan” as defined in Section 3(37) of ERISA on account of any withdrawal therefrom or otherwise, and (ii) no such Plan has been terminated at a time when the Plan was not sufficiently funded and any such termination has been effected in accordance with ERISA. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any of the Plans or any applicable laws.

4.20.4 None of the Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction that might subject any of the Plans, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with the Plans or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any civil penalty imposed by Section 502 of ERISA. Since the effective date of ERISA, none of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any “reportable event,” as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by Granite or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by Granite or any of its ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA. All government reports and filings required by law have been properly and timely filed, all information required to be distributed to participants or beneficiaries has been distributed with respect to each of the Plans, and Granite and its ERISA Affiliates have performed all of their obligations under all of the Plans in all material aspects.

4.20.5 None of the Plans nor any trust created thereunder has ever incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither Granite nor any of its ERISA Affiliates has any unfunded liability under ERISA in respect of any of the Plans. Granite has made all contributions and paid all amounts due and owing under all of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the Internal Revenue Service and Granite does not know of any fact which could adversely affect the qualified status of any such Plan. All amendments required to bring all of the Plans into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All of the Plans have been administered and maintained in compliance with ERISA, COBRA, HIPAA, the Code and all other applicable laws. All contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Granite properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. There is no contract, agreement or benefit arrangement covering any employee, director, officer or other service provider of Granite that, individually or collectively, could give rise to the payment of any amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Code) with respect to the Merger or any other transaction.

4.20.6 There has not occurred and there does not exist (i) any pending litigation or controversy against any of the Plans or against Granite or any of its ERISA Affiliates as the “Employer” or “Sponsor” under the Plans or against the trustee, fiduciaries or administrators of any of the Plans or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Plans, the administrator or trustee of any of the Plans with any of the IRS, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Plans, any service provider to any of the Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or threatened (other than routine claims for benefits under a Plan) against (i) any Plan, or (ii) any “Fiduciary” of such Plan (within the meaning of Section 3(21)(a) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, nor is there a reasonable basis for any such claim.

4.20.7 Neither Granite nor any of its ERISA Affiliates, has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Granite as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

4.21 Corporate Records. The minute books of Granite accurately reflect all material actions taken by the respective shareholders, board of directors and committees of Granite.

4.22 Accounting Records. Granite maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with the management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Such records, to the extent they contain important information pertaining to Granite which are not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

4.23 Regulatory Actions.

4.23.1 Granite is in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to Granite’s knowledge, Granite is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of laws or regulations relating to fair lending or discrimination.

4.23.2 Each material violation, criticism or exception by any Governmental Entity with respect to any examinations of Granite, if any, has been responded to or is in the process of being responded to, and Granite has not been advised by any Governmental Entity that its response is inadequate.

        4.23.3 Granite is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter of similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

4.24 Offices and ATMs. Granite has furnished to CBB a list (the “Granite Offices List”) setting forth the headquarters of Granite (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated by Granite (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the Granite Offices List, Granite does not maintain any other office or ATM or conducts business at any other location, and Granite has not applied for or received permission to open any additional branch or operate at any other location.

4.25 Operating Losses. Granite has furnished to CBB a list (the “Granite Operating Losses List”) setting forth any Operating Loss (as herein defined) which has occurred at Granite during the period after December 31, 2003 to the date of the Agreement. No action has been taken or omitted to be taken by any employee of Granite that has resulted in the incurrence by Granite of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $5,000 on an individual basis or $20,000 when aggregated with all other Operating Losses during such period. For purposes of this section “Operating Loss” means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation or claims.

4.26 Loan Portfolio. Granite has furnished to CBB a list (the “Granite Loan List”) that sets forth as of June 30, 2004, a description of, (a) by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by Granite; (b) by type and classification, all loans, leases, other extensions and commitments to extend credit of Granite that have been classified by its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (c) all consumer loans due to Granite as to which any payment of principal, interest or any other amount is 90 days or more past due.

4.27 Investment Securities. Granite has furnished to CBB a list (the “Granite Investment Securities List”) setting forth a description of each Investment Security held by Granite on June 30, 2004. The Granite Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Granite does not have any Investment Security classified as trading.

4.28 Power of Attorney. Except as set forth on Schedule 4.28, Granite has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

4.29 Facts Affecting Regulatory Approvals. To the best knowledge of Granite, there is no fact, event or condition applicable to Granite which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger or any of the transactions contemplated by this Agreement.

4.30 Tax Matters. Granite has not through the date hereof taken or agreed to take any action that would prevent CBB from qualifying the Merger as a reorganization within the meaning of Section 368 under the Code.

4.31 Indemnification. Other than pursuant to the provisions of its Articles of Incorporation or Bylaws, Granite is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Granite or a predecessor thereto (a “Covered Person”), and to the best knowledge of Granite, there are no claims for which any Covered Person would be entitled to indemnification by Granite if such provisions were deemed in effect, except as set forth in a list furnished by Granite to CBB (the “Granite Indemnification List”).

4.32 Community Reinvestment Act. Granite has received a rating of “Satisfactory” in its most recent Community Reinvestment Act examination. Granite has not been advised of any supervisory concerns regarding Granite’s compliance with the Community Reinvestment Act. To the best of its knowledge, Granite’s compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of materially burdensome conditions in connection with the approval of any such application.

4.33 Derivative Transactions. Except as set forth in a list furnished by Granite to CVB (the “Granite Derivatives List”), Granite is not a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

4.34 Trust Administration. Granite does not presently exercise trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof. The term “trusts” as used in this Section 4.34 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Granite or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where Granite or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Granite or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Granite or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

4.35 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of Granite (“Granite Supplied Information”) for inclusion in (a) the Proxy Statement or the Hearing Notice to be mailed to the shareholders of Granite in connection with obtaining the approval of the shareholders of Granite of this Agreement, as required and (b) any other documents to be filed with the SEC, the COC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Hearing Notice and Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.36 Intellectual Property. Except as set forth in a list furnished by Granite to CBB (the “Granite Intellectual Property List”), Granite owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and Granite has not received any notice with respect thereto that asserts the rights of others. Granite has in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

4.37 Insider Loans; Other Transactions. Granite has previously provided CBB with a listing, current as of the date hereof, of all extensions of credit made by Granite to each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O). Such list is true, correct and complete in all material respects. All of such extensions of credit have been made in compliance with Regulation O, and Section 23B under the Federal Reserve Act. Except as set forth in a list furnished by Granite to CBB (the “Interested Transaction List”) neither Granite owed any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of Granite (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the Granite Stock Option Plan or any amounts due pursuant to Granite’s Employee Plans).

4.38 Registration Obligation. Granite is not under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act or the rules and regulations of the DFI.

4.39 SBA Lending. Granite is a not licensed by the Small Business Administration and does not maintain a program for lending with the Small Business Administration, except as a participating lender.

4.40 Certain Interests. Granite has furnished to CBB a list (the “Granite Interests List”) that sets forth a description of each instance in which an officer or director of Granite (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Granite; (b) is indebted to Granite except for normal business expense advances; or (c) is a creditor (other than as a deposit holder) of Granite except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in the CBB Interests List, all such arrangements are arm’s length transactions pursuant to normal commercial terms and conditions and comply with all Rules.

4.41 Bank Secrecy Act. Granite has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including, without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.42 Accuracy and Currentness of Information Furnished. The representations and warranties made by Granite hereby or in the lists or schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such lists or schedules from being misleading. Granite hereby covenants that it shall, not later than the 15th day of each calendar month between the date hereof and the Closing Date, amend or supplement the schedules prepared and delivered pursuant to this Article 4 to ensure that the information set forth in such schedules accurately reflects the then-current status of Granite. Granite shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of Granite.

4.43 Effective Date of Representations and Warranties. Each representation and warranty of Granite set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time of the Merger.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF CVB AND CBB

CVB and CBB represent and warrant to Granite as follows (provided that CBB does not make any representations and warranties as to CVB):

5.1 Incorporation, Standing and Power. CVB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. CBB is a California state chartered bank duly organized, validly existing and in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. CBB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of CVB and CBB has all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their businesses as presently conducted. CVB and CBB are duly qualified and in good standing as foreign corporations, and are authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. True and correct copies of the Articles of Incorporation, as amended, and Bylaws, as amended, of CVB have been delivered to Granite. Such Articles of Incorporation, as amended, and Bylaws, as amended, are in full force and effect as of the date hereof.

5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of CVB consists of 78,125,000 shares of common stock, no par value, of which 43,728,328 shares are outstanding and 20,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of CVB Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, the authorized capital stock of CBB consists of 1,500,000 shares of common stock, no par value, of which 885,227 are outstanding. All of the outstanding shares of CBB Stock are duly authorized, validly issued, fully paid and nonassessable.

5.3 Financial Statements. CVB has previously furnished to Granite a copy of the Financial Statements of CVB. The Financial Statements of CVB: (a) present fairly the consolidated financial condition of CVB as of the respective dates indicated and its consolidated results of operations and statements of cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles accepted in the United States of America and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (c) set forth, in the opinion of CVB’s management, as of the respective dates indicated adequate reserves for loan losses and (d) are based upon the books and records of CVB and its subsidiaries.

5.4 Reports and Filings. Except as set forth in a list (the “CVB Filings List”), since January 1, 2001, CVB and CBB have filed all reports, returns, registrations and statements (such reports and filings referred to as “CVB Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such CVB Filings. As of their respective dates, each of such CVB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CVB Filings that was intended to present the financial position of CVB on a consolidated basis fairly presented the financial position of CVB on a consolidated basis and was prepared in accordance with generally accepted accounting principles accepted in the United States of America or banking regulations consistently applied, except as stated therein, during the periods involved and except (other than for those financial statements filed with the SEC), where any misstatement or omission would not make the statements therein, in light of the circumstances under which they were made, misleading.

5.5 Authority. The execution and delivery by CVB and CBB of this Agreement and by CBB of the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of CVB and CBB, as appropriate. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, valid and binding obligations of CVB and CBB, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by CBB to Granite (the “CBB Conflicts and Consents List”), neither the execution and delivery by CVB and CBB of this Agreement by CBB of the Agreement of Merger, the consummation of the transactions contemplated herein, nor compliance by CVB or CBB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of their respective Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CVB or any subsidiary of CVB is a party, or by which CVB or any subsidiary of CVB or any of their respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of CVB or CBB; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CVB or CBB or any of their respective properties or assets. Except as set forth in the “CBB Conflicts and Consents List,” no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of CVB or CBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by CVB or CBB of this Agreement or the consummation by CBB of the Merger or the transactions contemplated hereby or thereby, except (i) such approvals as may be required by the FRB, FDIC, and the DFI; (ii) the approval of the fairness of the terms of the Merger by the Corporations Commissioner (or the effectiveness of the Registration Statement on Form S-4, as the case may be); (iii) filing of the Agreement of Merger with the Secretary of State of the State of California and the Commissioner; and (iv) such approvals as may be required to approve for inclusion on Nasdaq National Market of the CVB Stock to be issued in the Merger.

5.6 Brokers and Finders. CVB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

5.7 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement or as disclosed in any CVB Filings, since June 30, 2004, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

5.7.1 Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of CVB or its subsidiaries or any other event or development that has had or may reasonably be expected to have individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis;

5.7.2 Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis;

5.7.3 Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis; or

5.7.4 Any disposition by CVB or CBB of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis.

5.8 Licenses and Permits. CVB and CBB have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. The respective properties, assets, operations and businesses of CVB and CBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

5.9 Facts Affecting Regulatory Approvals. To the best knowledge of CVB and CBB, there is no fact, event or condition applicable to CVB and CBB which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger or any of the transactions contemplated by this Agreement.

5.10 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of CVB or any of its subsidiaries (“CVB Supplied Information”) for inclusion in the Proxy Statement or the Hearing Notice to be mailed to the shareholders of Granite in connection with obtaining the approval of the shareholders of Granite, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the COC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.11 Nasdaq Listing. As of the date hereof, CVB Stock is quoted on the Nasdaq National Market. CVB has taken no action to delist CVB Stock and, to the best of CVB’s knowledge, there are no existing orders nor pending investigations by a Governmental Entity or any stock exchange which might lead to the delisting of CVB Stock.

5.12 Corporate Records. The minute books of CVB and CBB accurately reflect all material actions taken by the respective shareholders, board of directors and committees of CVB and CBB.

5.13 Community Reinvestment Act. CBB has received a rating of “Satisfactory” in its most recent Community Reinvestment Act examination. CBB has not been advised of any supervisory concerns regarding CBB’s compliance with the Community Reinvestment Act. To the best of its knowledge, CBB’s compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of materially burdensome conditions in connection with the approval of any such application.

5.14 Accounting Records. CVB and CBB maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with the management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Such records, to the extent they contain important information pertaining to CVB and CBB which are not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

5.15 Compliance with Laws and Regulations. CBB is not in default under or in breach or violation of (i) any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such defaults, breaches or violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CBB.

5.16 Performance of Obligations. CBB has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CBB. Except for loans and leases made by CBB in the ordinary course of business, to CBB’s knowledge, no party is in breach of a material agreement with CBB which breach has had or reasonably should be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CBB.

5.17 Tax Matters. CVB and CBB have not through the date hereof taken or agreed to take any action that would prevent CVB from qualifying the Merger as a reorganization within the meaning of Section 368 of the Code.

5.18 Bank Secrecy Act. CBB has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

5.19 Regulatory Actions.

5.19.1 CBB is in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to CBB’s knowledge, CBB is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of laws or regulations relating to fair lending or discrimination.

5.19.2 Each material violation, criticism or exception by any Governmental Entity with respect to any examinations of CBB, if any, has been responded to or is in the process of being responded to, and CBB has not been advised by any Governmental Entity that its response is inadequate.

5.19.3 CBB is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter of similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

5.20 Accuracy and Currentness of Information Furnished. The representations and warranties made by CVB and CBB hereby or in the lists or schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such lists or schedules from being misleading. CVB and CBB hereby covenants that it shall, not later than the 15th day of each calendar month between the date hereof and the Closing Date, amend or supplement the schedules prepared and delivered pursuant to this Article 5 to ensure that the information set forth in such schedules accurately reflects the then-current status of CVB and CBB. CVB and CBB shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of Granite.

5.21 Effective Date of Representations and Warranties. Each representation and warranty of CVB and CBB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time of the Merger.

ARTICLE 6.

COVENANTS OF GRANITE PENDING EFFECTIVE TIME OF THE MERGER

6.1 Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation, Granite agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and Granite shall not, without the prior written consent of CBB, which consent shall not be unreasonably withheld, and which consent shall be deemed granted if within five (5) Business Days of request for prior written consent, written notice of objection is not received by Granite:

6.1.1 issue, sell or grant any Granite Stock (except pursuant to the exercise of Granite Options outstanding as of the date hereof), any other securities (including long-term debt) of Granite, or any rights, stock appreciation rights, options or securities to acquire any Granite Stock, or any other securities (including long-term debt) of Granite;

6.1.2 declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of Granite, other than the annual cash dividend payable on shares of Granite Stock in an amount not to exceed $.25 per share to be declared in December, 2004 and paid in January, 2005;

6.1.3 purchase, redeem or otherwise acquire any capital stock or other securities of Granite or any rights, options, or securities to acquire any capital stock or other securities of Granite;

6.1.4 except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

6.1.5 grant any general or uniform increase in the rate of pay of employees or employee benefits, except in the ordinary course of business consistent with past practice;

6.1.6 grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person except in the ordinary course of business consistent with past practice, and pursuant to any written contractual obligations as of the date hereof, or voluntarily accelerate the vesting of any employee benefits;

6.1.7 make any capital expenditure or commitments with respect thereto in excess of $20,000 in the aggregate, except for ordinary repairs, renewals and replacements;

6.1.8 compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election; 6.1.9 grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $100,000 (consent shall be deemed granted if within two (2) business days of written notice delivered to CVB’s Chief Lending Officer, notice of objection is not received by Granite);

6.1.10 change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles accepted in the United States of America or a Governmental Entity;

6.1.11 grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Granite Stock, or any Affiliate of such Person, if such credit would exceed $100,000 (consent shall be deemed granted if within one business day of written notice delivered to CVB’s Chief Lending Officer, notice of objection is not received by Granite);

6.1.12 close any offices at which business is conducted or open any new offices;

6.1.13 adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

6.1.14 initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Granite’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by either of them or any of its Affiliates to take any such action, and Granite shall promptly notify CBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Granite: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Granite representing 10% or more of the consolidated assets of Granite; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of Granite; a tender offer or exchange offer for at least 10% of the outstanding shares or Granite; a solicitation of proxies in opposition to approval of the Merger by Granite’s shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Granite will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any party (other than CBB) conducted heretofore with respect to the foregoing. Granite agrees that it shall notify CBB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Granite. Granite also agrees that is shall promptly request each other person, other than CBB, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Granite, to return all confidential information heretofore furnished to such person by or on behalf of Granite and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1.14 or elsewhere in this Agreement, nothing herein shall prevent Granite from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Granite Stock if, and only if, prior to participating in any of the foregoing, (A) the Board of Directors of Granite concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to the holders of Granite Stock than the transaction contemplated by this Agreement (any such more favorable transaction being referred to herein as a “Superior Proposal”); (B) the Board of Directors of Granite determine in good faith based upon the advice of outside counsel that participating in any such action is necessary to act in a manner not inconsistent with their fiduciary duties under applicable law; and (C) at least twenty-four hours prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Granite notifies CBB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Granite.

6.1.15 make any material change in any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Granite’s or Granite’s business or operations, except such changes as may be required in the opinion of Granite’s or Granite’s management to respond to economic or market conditions or as may be required by any Governmental Entity;

6.1.16 grant any Person a power of attorney or similar authority;

6.1.17 make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

6.1.18 amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16;

6.1.19 sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices, for ordinary repairs, renewals and replacements consistent with past practice, or as contemplated by this Agreement;

6.1.20 take any action which would or is reasonably likely to (i) adversely affect the ability of CVB, CBB, or Granite to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Granite’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CVB’s, CBB’s or Granite’s obligations hereunder, as set forth in Articles 9 or 10 herein not being satisfied;

6.1.21 make any special or extraordinary payments to any Person in an aggregate amount to that Person which is excess of $20,000;

6.1.22 reclassify any Investment Security from hold-to-maturity or available for sale to trading;

6.1.23 sell any security other than in the ordinary course of business, or engage in gains trading;

6.1.24 take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

6.1.25 knowingly take or cause to be taken any action which would disqualify either the Merger as a “reorganization” within the meaning of Section 368 of the Code;

6.1.26 settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

6.1.27 make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 2004; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

6.1.28 incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms; or

6.1.29 agree or make any commitment to take any actions prohibited by this Section 6.1.

6.2 Affirmative Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, Granite shall:

6.2.1 use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with Granite;

6.2.2 use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Granite;

6.2.3 use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

6.2.4 perform its material contractual obligations and not become in material default on any such obligations;

6.2.5 duly observe and conform in all material respects to all lawful requirements applicable to its business;

6.2.6 maintain its assets and properties in good condition and repair, normal wear and tear excepted;

6.2.7 promptly upon learning of such information, advise CVB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of 5% or more of the outstanding Granite Stock prior to the record date fixed for the Granite Shareholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

6.2.8 promptly notify CBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Granite, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Granite;

6.2.9 make available to CBB monthly unaudited balance sheets and income statements of Granite within 25 days after the close of each calendar month;

6.2.10 not later than the 30th day of each calendar month, amend or supplement the Granite Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the Granite Lists accurately reflects the then-current status of Granite. Granite shall further amend or supplement the Granite Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the Granite Lists;

6.2.11 use its commercially reasonable efforts to obtain any third-party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Granite or that is contemplated in this Agreement as required in connection with the Merger;

6.2.12 maintain an allowance for loan and lease losses consistent with Granite’s past practices and methodology as in effect on the date of the execution of this Agreement;

6.2.13 furnish to Manatt, Phelps & Phillips, LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinions referred to in Section 9.7 hereof.

6.3 Access to Information.

6.3.1 Granite will afford, upon reasonable request, to CBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable CBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Granite and the condition thereof and to update such examination at such intervals as CBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Granite and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Granite. Upon the request of CBB, Granite will request VTD to provide reasonable access to representatives of McGladrey & Pullen working on behalf of CBB to auditors’ work papers with respect to the business and properties of Granite, including tax accrual work papers prepared for Granite during and following the year ended December 31, 2001, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (b) books, records and documents that Granite is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of CBB of the right to rely upon the representations and warranties made by Granite herein. CBB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Granite so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Granite.

6.3.2 A representative of CBB, selected by CBB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by Granite after the date hereof, and all information associated with such loan, lease or other credit within three (3) Business Days of such funding or renewal, such review to take place, if possible, on Granite’s premises.

6.3.3 A representative of CBB, selected by CBB in its sole discretion, shall be permitted by Granite to attend all regular and special Board of Directors’ and committee meetings of Granite from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the purpose of discussing the transactions contemplated or affected by this Agreement or the obligations of Granite under this Agreement or any other litigation matter protected by the attorney-client privilege.

6.4 Review by Accountants. Promptly upon request of CVB, Granite will request VTD to permit representatives of McGladrey & Pullen working on behalf of CVB to review and examine the work papers of VTD relating to Granite and the Financial Statements of Granite and to review and examine the work papers of VTD relating to any future completed audits or completed reviews of Granite.

6.5 Filings. Granite agrees that through the Effective Time of the Merger, each of Granite’s reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles accepted in the United States of America or applicable banking regulations consistently applied during the periods involved, except where any misstatement or omission (other than for financial statements filed with the SEC) would not make the statements therein, in light of the circumstances under which they were made, misleading.

6.6 Notices; Reports. Granite will promptly notify CBB of any event of which Granite obtains knowledge which has had or may reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of Granite, or in the event that Granite determines that it is unable to fulfill any of the conditions to the performance of CBB’s obligations hereunder, as set forth in Articles 9 or 11 herein, and Granite will furnish CBB (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Granite or Granite or committees thereof, any report by Granite for submission to the Board of Directors of Granite or committees thereof, provided, however, that Granite need not furnish to CBB communications of Granite’s legal counsel regarding Granite’s rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Granite to its shareholders or other security holders, and all reports filed by Granite with the FRB, the FDIC or the DFI, and (iii) such other existing reports as CBB may reasonably request relating to Granite.

6.7 Granite Shareholders’ Meeting. Promptly after the execution of this Agreement, Granite will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of Granite shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of Granite shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding Granite Stock to approve this Agreement and the transactions contemplated hereby.

6.8 Certain Loans and Other Extensions of Credit. Granite will promptly inform CBB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of Granite or Granite or by any other Person as “Criticized,” “Specially Mentioned,” “Substandard,” “Doubtful,” “Loss” or any comparable classification (“Classified Credits”). Granite will furnish CBB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by Granite to any Granite director, officer at or above the senior vice president level, or shareholder holding 10% or more of the capital stock of Granite, including with respect to each such loan or lease the identity and, to the knowledge of Granite, the relation of the borrower to Granite, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

6.9 Applications. Subject to Section 7.5, Granite will promptly prepare or cause to be prepared the Proxy Statement and any other applications necessary to consummate the transactions contemplated hereby, and further agrees to provide any information requested by CBB for the preparation of any applications necessary to consummate the transactions contemplated hereby. Granite shall afford CBB a reasonable opportunity to review the portions of the Proxy Statement pertaining to Granite and all such applications and all amendments and supplements thereto before the filing thereof. Granite covenants and agrees that, with respect to the information relating to Granite, the Proxy Statement will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Granite will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

6.10 Affiliate Agreements. Concurrently with the execution of this Agreement, (a) Granite shall deliver to CVB a letter identifying all persons who are then “affiliates” of Granite for purposes of Rule 145 under the Securities Act and (b) Granite shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit B. Granite shall use reasonable efforts to obtain from any person who becomes an affiliate of Granite after Granite’s delivery of the letter referred to above, and on or prior to the date of the Granite Shareholders’ Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit B hereto as soon as practicable after obtaining such status.

6.11 Stock Options. Prior to the Effective Time of the Merger, Granite shall take all actions necessary or appropriate to permit the holders of any and all outstanding unexercised stock options under the Granite Stock Option Plans to exercise such stock options prior to the Effective Time of the Merger in accordance with the provisions of the Granite Stock Option Plans. Additionally, prior to the Effective Time of the Merger, Granite shall take all actions necessary or appropriate to terminate the Granite Stock Option Plans and, in exchange for the consideration described in Section 2.7 to be paid to option holders, to cancel and terminate any and all stock options under the Granite Stock Option Plans that are not exercised prior to the Effective Time of the Merger, such terminations and cancellations to be effective at the Effective Time of the Merger.

6.12 Access to Operations and Employees.

6.12.1 Within fifteen (15) Business Days of the Closing Date, Granite shall afford to CBB and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Granite for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. CBB shall give reasonable notice for access to Granite, and the date and time of such access with then be mutually agreed to by CBB and Granite. CBB’s access shall be conducted in a manner which does not unreasonably interfere with Granite’s normal operations, customers and employee relations and which does not interfere with the ability of Granite to consummate the transactions contemplated by this Agreement.

6.12.2 CBB shall have the right but not the obligation within fifteen (15) Business Days of the Closing Date, to provide training to employees of Granite who will become employees of CBB. Such training shall be at the expense of CBB and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by CBB. At the request of CBB, CBB shall compensate employees, in accordance with Granite’s customary policies and practices, for the employee’s time being trained by CBB. Granite shall cooperate with CBB to make such employees available for such training prior to Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are CBB’s responsibility. Nothing in this Section 6.12 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than CBB, CVB or Granite.

ARTICLE 7.

COVENANTS OF CVB AND CBB PENDING EFFECTIVE TIME OF THE MERGER

7.1 Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, each of CVB and CBB shall not, without the prior written consent of Granite, which consent shall not be unreasonably withheld, and which consent shall be deemed granted if within five (5) Business Days of request for prior written consent, written notice of objection is not received by CBB:

7.1.1 take any action which would or is reasonably likely to (i) adversely affect the ability of CBB or CVB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CBB’s or CVB’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Granite’s, CBB’s or CVB’s obligations hereunder, as set forth in Articles 9 or 11 herein not being satisfied;

7.1.2 knowingly take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368 of the Code;

7.1.3 amend its Articles of Incorporation or Bylaws in any respect which would materially and adversely affect the rights and privileges attendant to the CVB Stock; or

7.1.4 agree or make any commitment to take any actions prohibited by this Section 7.1.

7.2 Affirmative Conduct of CVB and CBB Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, CVB and CBB shall:

7.2.1 Duly observe and conform in all material respects to all lawful requirements applicable to the business of CVB and CBB;

7.2.2 use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of CVB on a consolidated basis and that is contemplated in this Agreement as required in connection with the Merger;

7.2.3 furnish to Manatt, Phelps & Phillips, LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinions referred to in Section 9.7 hereof; and

7.2.4 not later than the 15th Day of each calendar month, amend or supplement the CVB Lists prepared and delivered pursuant to Article 5 to ensure that the information set forth in the CVB Lists accurately reflects the then-current status of CVB and its subsidiaries. CVB shall further amend or supplement the CVB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the CVB Lists.

7.3 Access to Information. Upon reasonable request by Granite, CVB shall (i) make its Chief Financial Officer or Controller, counsel and accountants available to discuss with Granite and its representatives pursuant to a confidentiality agreement, CVB’s consolidated operations; and (ii) shall provide Granite with written information which is (a) similar to the written information that Granite reviewed in connection with this Agreement, and (b) related to CVB’s business condition and, operations on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Granite of the right to rely upon the representations and warranties made by CVB and CBB herein. Granite covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CVB or CBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Hearing Notice or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CVB. CBB shall promptly provide Granite with copies, as soon as available, of all proxy statements, information statements, financial statements, reports, letters and communications sent by CVB to its shareholders or other security holders, and all public reports filed by CVB or CBB with the FRB, FDIC, DFI or SEC.

7.4 Filings. CVB and CBB agree that through the Effective Time of the Merger, each of their reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles accepted in the United States of America or applicable banking regulations consistently applied during the periods involved except where any misstatement or omission (other than for those filed financial statements with the SEC) would not make the statements therein, in light of the circumstances under which they were made, misleading.

7.5 Applications. CBB will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the FDIC and the DFI; (ii) in conjunction with and using its best efforts to cooperate with, Granite, the Hearing Notice; and (iii) any other applications necessary to consummate the transactions contemplated hereby. CBB shall afford Granite a reasonable opportunity to review the Hearing Notice and all such applications and all amendments and supplements thereto before the filing thereof. CBB covenants and agrees that the Hearing Notice and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to CBB or its subsidiaries or parent, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. CVB and CBB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

7.6 Blue Sky. CVB agrees to use commercially reasonable efforts to have the shares of CVB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Granite reside.

7.7 Notices; Reports. CVB will promptly notify Granite of any event of which CVB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of CVB on a consolidated basis or in the event that CVB determines that it is unable to fulfill any of the conditions to the performance of Granite’s obligations hereunder, as set forth in Articles 9 or 10 herein.

7.8 Reservation, Issuance and Registration of CVB Stock. CVB shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of CVB Stock to be issued to the shareholders of Granite in the Merger pursuant to Article 2 hereof.

7.9 Nasdaq Listing. CVB shall use its commercially reasonable efforts to cause the shares of CVB Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time of the Merger.

ARTICLE 8.

ADDITIONAL COVENANTS

        The parties hereto hereby mutually covenant and agree with each other as follows:

8.1 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical, including cooperation in preparation of the Applications identified in Section 7.5 of this Agreement. Each party will use its best efforts to resolve and correct all typographical or other administrative errors which may arise in or relating to this Agreement or in the other documents prepared or executed in connection herewith.

8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by CVB, CBB or Granite unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto, following written notice to the other party, from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by law.

8.3 Fairness Hearing.

8.3.1 As promptly as practicable after the execution of this Agreement, CVB and Granite shall prepare, and CVB shall file with the Corporations Commissioner; (i) the notice meeting the requirements of the California Code of Regulations, Title 10, Chapter 3, Subchapter 1, Article 2, as amended (the “Hearing Notice”), concerning the hearing to be held by the Corporations Commissioner to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the CSL (the “Hearing”); and (ii) the application for permit to be filed with the Corporations Commissioner in connection with the Hearing (the “Permit Application”). As soon as permitted by the Corporations Commissioner, Granite shall mail the Hearing Notice to all Granite Shareholders entitled to receive such notice. CVB and Granite will notify each other promptly of the receipt of any comments from the Corporations Commissioner or its staff and of any request by the Corporations Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Corporations Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, each party shall promptly inform the other of such occurrence and cooperate in filing with the Corporations Commissioner or its staff or any other government officials, and/or mailing to the Granite Shareholders, such amendment or supplement. The Proxy Statement shall include the recommendation of the Board of Directors of Granite in favor of the Agreement and the Merger and the conclusion of the Board of Directors of Granite that the terms and conditions of the Merger are fair and reasonable to the Granite Shareholders.

        8.3.2 Granite hereby confirms that it has evaluated the fairness of the terms and conditions of the transactions contemplated herein, including, but not limited to the consideration to be received by the Granite Shareholders following consummation of such transactions and agrees not to object at the Hearing to the fairness of such terms and conditions of the transactions contemplated herein.

8.4 S-4 Registration Statement.

        In the event that the Corporations Commissioner does not issue the permit pursuant to Section 25121 of the CGCL following the Hearing, CVB and Granite covenant and agree that they will promptly prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-4 (the “Registration Statement on Form S-4”) and Proxy Statement and prospectus as it pertains to CVB and Granite, respectively, and use their best efforts to have the Form S-4 declared effective as soon thereafter as possible. CVB and Granite covenant and agree that the Form S-4, with respect to the information pertaining to such party, will comply in all material respects with the provisions of applicable law and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

8.5 Insurance. Prior to the Effective Time of the Merger, CVB, CBB and Granite shall use commercially reasonable efforts to purchase an extended reporting period endorsement under Granite’s existing directors’ and officers’ liability insurance coverage for Granite’s directors and officers in a form reasonably acceptable to Granite and CBB, or purchase other insurance coverage for such period, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of the Merger of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Granite, provided that in no event shall Granite, CVB or CBB be required to expend more than $100,000 in the aggregate for such extension. If Granite, CVB or CBB is unable to maintain or obtain the insurance called for by this Section 8.5 as a result of the preceding provision, each of Granite, CVB and CBB shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $100,000 with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If CBB shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of CBB shall assume the obligations set forth in this Section 8.6. The provisions of the penultimate sentence of this Section are intended to be for the benefit of each director or officer of Granite and shall be enforceable by such director or officer and his or her heirs and representatives.

8.6 Rabbi Trust. Immediately prior to consummation of the Merger, Granite shall place into a rabbi trust, to be administered by CBB pursuant to its delegated trust authority following the consummation of the Merger, the terms of which shall then have been mutually agreed to by Granite and CBB, the amounts that would be payable to William Waddell, Lori Herzig, George Komatz and Camille Bazilio pursuant to their Change of Control Agreements and William Waddell under his Salary Continuation Agreement, each as in effect as of the date of this Agreement, and such other amounts as CBB and Granite shall mutually agree to, as identified on a schedule pursuant to this Section 8.6, and updated from time to time.

ARTICLE 9.

CONDITIONS PRECEDENT TO THE MERGER

The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Granite.

9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto an opinion that such judgment, decree, injunction, order or proceeding is without merit.

9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the DFI shall have been obtained or granted for the Merger and the transactions contemplated hereby, in each case, either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to CVB, CBB or the Surviving Bank after the Merger that CBB reasonably concludes in good faith would materially adversely affect it or the Surviving Bank or be materially burdensome, and all such approvals and consents shall be in effect at or prior to the Effective Time, and all required waiting periods shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

9.4 Commissioner Approval. The Commissioner shall have conducted the Hearing to determine the fairness of the terms of the transactions contemplated hereby and issued a permit pursuant to Section 25121 of the CGCL authorizing the shares of CVB Stock to be issued in connection with the Merger, provided, however, if the Commissioner shall not have granted the permit following the Hearing, this condition shall be deemed fulfilled if the S-4 Registration Statement shall have been declared effective, as provided in Section 8.4, and shall not be the subject of any stop order or proceedings seeking or threatening a stop order.

9.5 Blue-Sky. CVB shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the CVB Stock to consummate the Merger.

9.6 Listing. The CVB Stock issuable in the Merger shall have been included for listing on Nasdaq National Market System.

9.7 Tax Opinions. CVB and Granite shall have received from Manatt, Phelps & Phillips an opinion reasonably satisfactory to CVB and Granite to the effect that Merger shall not result in the recognition of gain or loss for federal income tax purposes to CVB, CBB or Granite, nor shall the issuance of the CVB Stock result in the recognition of gain or loss by the holders of Granite Stock who receive such stock in connection with the Merger, dated prior to the date the Proxy Statement is first mailed to the shareholders of Granite and such opinions shall not have been withdrawn or modified in any material respect. Such opinion shall have been confirmed in writing by Manatt, Phelps & Phillips on the Closing Date.

ARTICLE 10.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GRANITE

All of the obligations of Granite to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Granite:

10.1 Legal Opinion. Granite shall have received the opinion of Manatt, Phelps & Phillips, LLP, dated as of the Closing Date, and in form and substance satisfactory to the counsel of Granite in the form attached hereto as Exhibit C.

10.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by CVB and CBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of CVB and CBB contained in Article 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the CBB Lists in accordance with Section 7.2.4.

10.3 Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by CVB and CBB, as the case may be, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of CVB and CBB, as required by applicable law, and CBB shall have full power and right to merge pursuant to the Agreement of Merger.

10.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis, whether or not such event, change or effect is reflected in the CVB Lists as amended or supplemented after the date of this Agreement.

10.5 Officers’ Certificate. There shall have been delivered to Granite on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CVB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3 and 10.4.

10.6 Fairness Opinion. Granite shall have received a letter from Hoefer & Arnett, or such other recognized advisory firm reasonably selected by Granite, dated as of a date within five (5) Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of Granite, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Granite.

ARTICLE 11.

CONDITIONS PRECEDENT

TO OBLIGATIONS OF CVB AND CBB

All of the obligations of CVB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CVB:

11.1 Legal Opinion. CVB shall have received the opinion of Reitner & Stuart, attorneys for Granite, and in form and substance satisfactory to the counsel of CVB as attached hereto as Exhibit D.

11.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Granite at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Granite contained in Article 4 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the Granite Lists in accordance with Section 6.2.10.

11.3 Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by Granite, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of Granite, and Granite shall have full power and right to merge pursuant to the Agreement of Merger.

11.4 Third-Party Consents. Granite shall have obtained all consents of other parties to its mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

11.5 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Granite whether or not such event, change or effect is reflected in the Granite Lists as amended or supplemented after the date of this Agreement.

11.6 Officers’ Certificate. There shall have been delivered to CVB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Granite certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4 and 11.5.

11.7 Shareholder’s Agreements. Concurrently with the execution of this Agreement, each director of Granite shall have executed and delivered to CVB agreements substantially in the form of Exhibit E hereto.

11.8 Agreements Not to Compete. Concurrently with the execution of this Agreement, each director of Granite shall have executed and delivered to CVB agreements substantially in the form of Exhibit F hereto.

11.9 Affiliates Agreements. Concurrently with the execution of this Agreement, CVB shall have received from each person named in the letter or otherwise referred to in Section 6.10 an executed copy of an agreement substantially in the form of Exhibit B hereto.

11.10 Employee Benefit Plans. CBB shall have received satisfactory evidence that Granite has cooperated with CBB and taken such action as CBB shall reasonably request with respect to all of Granite’s Plans, as defined in Section 4.20, including, without limitation, the termination of the Granite 401(k) Plan.

11.11 Dissenting Shares. The number of shares of Granite Stock which are eligible to be Granite Perfected Dissenting Shares pursuant to Chapter 13 of the CGCL shall not exceed an amount which, when combined with other cash amounts payable in connection with the Merger, would result in the Merger being disqualified from being a tax free reorganization pursuant to Section 368 of the Code.

11.12 Charter Documents; Resolutions; Good Standings. There shall have been delivered to CVB, on the Closing Date, a certificate executed by the Secretary of Granite certifying that attached thereto are true, correct and complete copies of (i) the Articles of Incorporation of Granite, (ii) the Bylaws of Granite, (iii) the resolutions duly adopted by the Board of Directors of Granite relating to the approval of the Agreement and the transactions contemplated thereby, (iv) the resolutions duly adopted by the shareholders of Granite relating to the approval of the Agreement and the transactions contemplated thereby, (v) a certificate of good standing of Granite from the DFI dated within 5 (five) business days of the Closing Date, and (vi) a certificate from the FDIC, dated within 5 (five) business days of the Closing Date, certifying that Granite is an insured institution.

ARTICLE 12.

EMPLOYEE BENEFITS

12.1 Employee Benefits.

discretion shall become eligible for the employee benefit plans of CBB on the same terms as such plans and benefits are generally offered from time to time to employees of CBB in comparable positions with CBB. For purposes of determining such employment eligibility and vesting under the employee benefit plans of CBB (other than for the CVB 401(k) Plan which is discussed immediately below), CBB shall recognize such employees’ years of service with Granite beginning on the date such employees commenced employment with Granite through the Effective Time of the Merger. CVB covenants that is shall use its best efforts to amend the CVB 401(k) Plan prior to the Effective Time of the Merger, so that employees’ years of service with Granite will be recognized for eligibility and vesting under the CVB 401(k) Plan.

        The parties hereto further agree that certain other matters respecting employee benefits shall be dealt with in a letter, dated the date hereof, between the parties and hereby incorporated by reference and made a part hereof.

ARTICLE 13.

TERMINATION

13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

13.1.1 By mutual agreement of the parties, in writing;

13.1.2 By Granite (unless Granite’s Board of Directors shall have withdrawn or modified in a manner adverse to CBB in any respect its recommendation of the Merger to the holders of Granite Stock) or CBB immediately upon the failure of the shareholders of Granite to give the requisite approval of this Agreement;

13.1.3 By Granite immediately upon expiration of 30 days from delivery of written notice by Granite to CBB of CVB’s or CBB’s breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by Granite from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Granite or cured by CVB or CBB prior to expiration of such 30-day period);

13.1.4 By CBB immediately upon expiration of 30 days from delivery of written notice by CBB to Granite of Granite’s breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by CBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by CBB or cured by Granite prior to expiration of such 30-day period);

13.1.5 By Granite or CBB upon the expiration of 30 days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said 30-day period after such denial or refusal, all parties hereto agree to submit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

13.1.6 By Granite or CBB if any conditions set forth in Article 9 shall not have been met by April 30, 2005; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1.6 if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate.

13.1.7 By Granite if any of the conditions set forth in Article 10 shall not have been met, or by CBB if any of the conditions set forth in Article 11 shall not have been met, by April 30, 2005, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1.7 if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate;

13.1.8 By CBB if Granite violates the covenants set forth in Section 6.1.14;

13.1.9 By CBB if Granite (i) Granite shall have exercised a right specified in the last sentence of Section 6.1.14 with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than 15 Business Days after the date of receipt of such Superior Proposal; or (ii) a Superior Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Granite which contains a proposal as to price (without regard to the specificity of such price proposal) and Granite should not have rejected such proposal within fifteen (15) Business Days of receipt or the date of its existence first becomes publicly disclosed, if earlier; or

13.1.10 By Granite or CBB, if (1) there has been a significant decline in the price of CVB Stock, measured as the average of the last sales price per share of CVB Stock on the Nasdaq National Market for the twenty (20) consecutive trading day period ending on the Pricing Date, rounded to the nearest whole cent (the “CVB Measuring Price”), (2) such decline is not proportionate relative to the Nasdaq Bank Index-IXBK (the “Index”), and (3) either Granite or CBB delivers written notice to the other of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event; provided however, that, if the outstanding shares of CVB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any stock dividend, reclassification, recapitalization, reorganization, stock split, reverse stock split or other like changes in CVB’s capitalization, after the date of this Agreement and prior to the date on which the CVB Measuring Price is determined, the provisions of this Section 13.1.11 shall be proportionately adjusted so that such event does not in and of itself trigger a termination right on behalf of Granite or CBB. For purposes hereof, the following terms have the following meanings:

(i)     “Initial Index” shall mean the closing values of the Index on the trading day immediately preceding the public announcement of this Agreement, rounded to the nearest whole cent.

(ii)     “Final Index” shall mean the average of the closing values of the Index for the twenty (20) consecutive trading day period ending on the Pricing Date, rounded to the nearest whole cent.

(iii)     A “significant decline” shall be deemed to have occurred if the CVB Measuring Price is less than $17.50.

(iv)     A decline is not “proportionate relative to the Index” if the quotient obtained by dividing the CVB Measuring Price by $20.60 is less than the quotient (the “Index Quotient”) obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the Index Quotient.

13.2 Termination Date. This Agreement shall be terminated if the Closing Date shall not have occurred by April 30, 2005, unless extended in writing by the parties, provided, however, that this Agreement shall not terminate by operation of this Section 13.2 as a result of any act or omission of the party seeking to terminate.

13.3 Effect of Termination. In the event of termination of this Agreement by either Granite or CBB as provided in Section 13.1, neither Granite, CBB or CVB shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 6.3.1, Section 7.3 and Section 8.2, (b) with respect to Sections 14.1 and 14.2, and (c) to the extent such termination results from a party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

13.4 Force Majeure. Granite, CVB and CBB agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terror, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

ARTICLE 14.

MISCELLANEOUS

14.1 Expenses.

14.1.1 CBB hereby agrees that if this Agreement is terminated by Granite pursuant to Section 13.1.3, CBB or CVB, as the case may be, shall promptly and in any event within ten (10) days after such termination pay Granite all Expenses (as defined in Section 14.1.5 below) of Granite, but not to exceed $350,000.

14.1.2 Granite hereby agrees that if the Agreement is terminated by CBB or Granite pursuant to Section 13.1.2, following the withdrawal or modification in any manner adverse to CBB of the Board of Directors of Granite’s recommendation of the Merger to the holders of Granite Stock, or by CBB pursuant to Section 13.1.4, Section 13.1.8, or Section 13.1.9, Granite shall promptly and in any event within ten (10) days after such termination pay CBB all Expenses of CVB and CBB, but not to exceed $350,000.

14.1.3 Granite hereby agrees that if this Agreement is terminated (a) (i) by Granite or CBB pursuant to Section 13.1.2 and prior to termination of this Agreement there has been a public disclosure of a proposal regarding a Competing Transaction or a request for nonpublic information which Granite reasonably believes could lead to a proposal regarding a Competing Transaction or (ii) by CBB pursuant to Section 13.1.8 or 13.1.9, and (b) prior to termination of this Agreement or during the twelve (12) month period immediately following termination of this Agreement, Granite enters into an agreement for a Competing Transaction or a Competing Transaction with Granite is consummated, then, within two (2) Business Days after the earlier to occur of the (A) execution of an agreement for a Competing Transaction or (B) immediately prior to the consummation of a Competing Transaction, Granite shall pay CBB in immediately available funds $750,000, which amount the parties acknowledge as representing (i) CBB and CVB’s direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement; (ii) CBB’s and CVB’s indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) CBB’s and CVB’s loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by Granite pursuant to Section 14.1.2 hereof shall be credited against any amount due under this Section.

14.1.4 Except as otherwise provided herein, all Expenses incurred by CVB and CBB, on the one hand, and Granite on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same; provided, however, all statutory prescribed Expenses incurred in connection with the Hearing shall be borne by CVB.

14.1.5 “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

        14.1.6 Granite acknowledges that the agreements contained in this Section 14.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CBB and CVB would not enter into this Agreement; accordingly, if Granite fails to pay in a timely manner the amount(s) due pursuant to Sections 14.1.2 or 14.1.3 and, in order to obtain such payment, CBB or CVB makes a claim that results in a judgment against Granite for any unpaid amount (s) set forth in Sections 14.1.2 or 14.1.3, Granite shall pay to CBB and CVB as the prevailing parties their reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the unpaid amount(s) pursuant to Sections 14.1.2 or 14.1.3, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        14.1.7 CBB and CVB acknowledge that the agreements contained in this Section 14.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Granite would not enter into this Agreement; accordingly, if CBB or CVB fails to pay in a timely manner the amount(s) due pursuant to Section 14.1.1 and, in order to obtain such payment, Granite makes a claim that results in a judgment against CBB or CVB for any unpaid amount (s) set forth in Section 14.1.1, CBB or CVB shall pay to Granite as the prevailing party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the unpaid amount(s) pursuant to Section 14.1.1, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

14.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To CVB:           Citizens Business Bank
                  701 North Haven Avenue
                  Ontario, California  91764
                  Attention:  D. Linn Wiley
                  Facsimile Number:  (909) 481-2130

                  With a copy to:Manatt, Phelps & Phillips, LLP
                                 11355 West Olympic Boulevard
                                 Los Angeles, California 90064
                                 Attention: William T.Quicksilver, Esq.
                                            Craig D. Miller, Esq.
                                 Facsimile Number:  (310) 312-4224

 To Granite:    Granite State Bank
                100 East Huntington Drive
                Monrovia, California 91016
                Attention:  William B. Waddell, President & CEO
                Facsimile Number: (626) 303-6127

                With a copy to:Reitner & Stuart
                               1319 Marsh Street
                               San Luis Obispo, California 93401
                               Attention:  Barnet Reitner, Esq.
                               Facsimile Number:  (805) 545-8599
Any such notice, request, instruction or other document shall be deemed received (i)

on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

14.3 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

14.4 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

14.5 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

14.6 Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term “parties” shall refer only to CBB and CVB, and Granite as the context may require.

14.7 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

14.8 Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

14.9 Governing Law. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

14.10 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

14.11 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

14.12 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement and the Agreement of Merger, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of CVB, CBB and Granite, and by CBB and Granite, respectively, without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

14.13 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CVB and CBB may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Granite set forth herein, provided that any such modification may be effected only if (a) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 9.7 hereof, (b) the consideration to be paid to the Granite Shareholders is not thereby changed in kind or reduced in amount as a result of such modification and (c) such modification will not materially delay or jeopardize receipt of any required regulatory approvals set forth in Section 9.3 hereof.

14.14 Attorneys’ Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CVB FINANCIAL CORP.

/s/ Edward J. Biebrich Edward J. Biebrich, Jr Assistant Secretary	By /s/D. Linn Wiley D. Linn Wiley President and Chief Executive Officer

CITIZENS BUSINESS BANK

/s/ Edward J. Biebrich Edward J. Biebrich, Jr Assistant Secretary	By /s/D. Linn Wiley D. Linn Wiley President and Chief Executive Officer

GRANITE STATE BANK

/s/ Lori Ann Herzig Lori Ann Herzig Assistant Secretary	By /s/William B. Waddell William B. Waddell President and Chief Executive Officer